Exhibit 99.1

NETFLIX NAMES ANN MATHER

TO COMPANY’S BOARD OF DIRECTORS

Entertainment Industry Finance Vet

Brings Broad Experience to New Role

LOS GATOS, Calif., June 16, 2010 – Netflix, Inc. [Nasdaq: NFLX] today announced the appointment of Ann Mather, an entertainment industry veteran who has served in senior finance roles at Pixar Animation Studios, The Walt Disney Company and Paramount Pictures, to the Netflix board of directors. The appointment of Ms. Mather maintains a seven-member Netflix board with the previously announced departure of Greg Stanger. Both moves will be effective July 1.

“Ann is a strong addition to our board of directors,” said Netflix Co-Founder, Chairman and Chief Executive Officer Reed Hastings. “Her deep experience in corporate finance and her keen understanding of the business of motion pictures will make her an extremely valuable voice as our company continues to grow and evolve.”

Ms. Mather will chair the board’s audit committee.

From 1999 to 2004, Ms. Mather served as executive vice president and chief financial officer of the computer animation production company Pixar, where she was responsible for finance, administration, business affairs, investor relations and human resources. She was Pixar’s primary liaison with Disney on distribution matters related to the co-production agreement between the two companies.

From 1992 to 1999, Ms. Mather held various executive positions at Disney, including senior vice president of finance and administration for its Buena Vista International theatrical division, with responsibility for Europe, Asia and Latin America. Before joining Disney, she was executive vice president and chief financial officer for Village Roadshow Pictures, the film production unit of the Australian media company Village Roadshow Limited, and was European controller for Paramount Pictures. While at Paramount, she was stationed in London, Amsterdam and New York.

In addition to her corporate finance résumé, Ms. Mather brings significant and active experience in corporate governance to her director’s role at Netflix. She currently serves on the boards of several public companies, including Google Inc. [Nasdaq: GOOG]; MoneyGram International [NYSE: MGI], a leading global money transfer company; and Glu Mobile Inc., [Nasdaq: GLUU], a publisher of mobile games. Ms. Mather previously served as a director of online retailer Zappos.com until its acquisition by Amazon in 2009 and Shopping.com, a price comparison Web site acquired by eBay in 2005.

Ms. Mather received a Master of Arts degree from Cambridge University.

About Netflix

With more than 13 million members, Netflix, Inc. (Nasdaq: NFLX) is the world’s largest subscription service streaming movies and TV episodes over the Internet and sending DVDs by mail. For $8.99 a month, Netflix members can instantly watch unlimited TV episodes and movies streamed to their TVs and computers and can receive unlimited DVDs delivered quickly to their homes. With Netflix, there are never any due dates or late fees. Members can select from a growing library of titles that can be watched instantly and a vast array of titles on DVD. Among the large and expanding base of devices that can stream movies and TV episodes from Netflix right to members’ TVs are Microsoft’s Xbox 360 and Sony’s PS3 game consoles and Nintendo’s Wii console; Blu-ray disc players from Samsung, LG and Insignia; Internet TVs from LG, Sony and VIZIO; the Roku digital video player and TiVo digital video recorders; and Apple’s iPad tablet. For more information, visit http://www.netflix.com.

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